SECURITIES AND EXCHANGE COMMISSION
UNITED STATES
Washington, D.C. 20549

FORM SD
Specialized Disclosure Report
______________________________________________________________________________________________________

ZELTIQ Aesthetics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35318	27-0119051
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation or organization)	File Number)	Identification No.)

4698 Willow Road, Suite 100 Pleasanton, CA	94588
(Address of principal executive offices)	(Zip Code)

Sergio Garcia
Senior Vice President, General Counsel and Corporate Secretary
(925) 474-2500
_______________________________________________________________________________________________
(Name and telephone number, including area code, of the person to contact in connection with this report.)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

_X_ Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2013.

Section 1—Conflict Minerals Disclosure
Item 1.02 Conflict Minerals Disclosure and Report
Conflict Minerals Disclosure
This Form SD of Zeltiq® Aesthetics, Inc. (the “Company”) is filed pursuant to Rule 13p-1 promulgated under the Securities Exchange Act of 1934 for the reporting period January 1, 2013 to December 31, 2013.
A copy of the Company’s Conflict Minerals Report is provided as Exhibit 1.02 to this Form SD and is publicly available on the Company’s website at http://investor.coolsculpting.com/governance.cfm.
Item 1.02 Exhibit
As specified in Section 2, Item 2.01 of this Form SD, the Company is hereby filing its Conflict Minerals Report as Exhibit 1.02 to this report.
Section 2—Exhibits
Item 2.01 Exhibits

The following exhibit is filed as part of this report.

Exhibit No.	Description
1.02	Conflict Minerals Report of Zeltiq Aesthetics, Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

Zeltiq Aesthetics, Inc.
By: /s/ Sergio Garcia	May 30, 2014
Sergio Garcia Senior Vice President, General Counsel and Corporate Secretary	(Date)

EXHIBIT INDEX

Exhibit No.	Description
1.02	Conflict Minerals Report of Zeltiq Aesthetics, Inc.